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                                                                    Exhibit 10.7

                          INTERNET RESELLER AGREEMENT


     THIS RESELLER AGREEMENT made this 13th day of April 1999 by and between Voyager Information Networks, Inc. ("Voyager") and Millennium Digital Media ("Reseller").

     1. Appointment. Subject to the terms and conditions of this Agreement, Voyager grants to Reseller the right to promote and provide to End Users the dial up Internet access services more specifically described on Exhibits A through D attached hereto (the "Voyager Products and Services"). Reseller agrees to exclusively promote Voyager Products and Services, however, nothing in this Agreement shall be deemed to preclude Voyager from distributing the Products and Services, as Voyager deems appropriate, or from appointing others to do so.

     2. Voyager's Responsibilities. Depending upon the level of service chosen by the Reseller, Voyager shall provide the specific services listed in Exhibits A and B.

     3. Reseller's Responsibilities. Depending upon the level of service chosen by the Reseller, Reseller shall provide the specific services listed in Exhibits A and B.

     4.   Price, Payment and Shipment.

          4.1 Price. For each Voyager Product and Service option, Reseller shall pay to Voyager the prices as set forth in the applicable Exhibit attached hereto. Prices may be adjusted on an annual basis with 60 days advance written notification from Voyager.

          4.2 Terms of Payment. Payment for Voyager Products and Services and any other charges under this Agreement are due within thirty (30) days after the date of receipt of an invoice from Voyager. If payment is not received within sixty (60) days, then Reseller shall be charged an interest rate equal to the lesser of one and one-half percent (1.5%) per month or the maximum amount permitted by the laws of the State of Michigan.

          4.3 Taxes. All pricing under this Agreement is exclusive of taxes. Reseller shall pay any applicable federal, state, county, local or other governmental taxes, fees or duties now or hereafter imposed on the sale, export, use or possession of Voyager's Products and Services, or any export, use or possession of Voyager's Products and Services, or any other transaction contemplated by this Agreement, as well as any

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               penalties or interest thereon.

     5. Maintenance and Support. Reseller acknowledges that routine maintenance and periodic system repairs, upgrades and reconfigurations provided by Voyager pursuant to this Agreement, public emergencies, force majeure events, restrictions imposed by law, acts of God, labor disputes and other situations, including mechanical or electronic breakdowns, may result in temporary impairment or interruption in Voyager's Internet Services. Reseller further acknowledges that Voyager does not guarantee continuous or uninterrupted service and reserves the rights from time to time to temporarily reduce or suspend service. Outside of formal maintenance hours on Mondays from 1am - 5am, Voyager shall notify Reseller of any other planned outages, maintenance or repairs, upgrades or reconfigurations within 48 hours from their schedule occurrence. In addition, Voyager shall notify Reseller of any other outages or events which interrupt service as they occur or Voyager becomes aware of such occurrence.

     6.   Ownership and Proprietary Rights.

          6.1 Ownership. Voyager represents that it has the rights necessary to grant Reseller the right to market and sell the Voyager Products and Services pursuant to this Agreement.

          6.2 Internet Ownership. Reseller hereby acknowledges that the Internet is not owned, operated, managed by or in any way affiliated with Voyager or any of its affiliates, and that it is a separate network of computers independent of Voyager. Reseller further acknowledges that use of the Internet is solely at the End User's risk and their use is subject to all applicable local, state, federal and international laws and regulations and that access to the Internet is dependent on numerous factors, technologies and systems, many of which are beyond Voyager's authority and control.

          6.3 Proprietary Rights. Reseller acknowledges that ownership of all applicable copyrights and intellectual property rights in the Voyager Products and Services and applicable documentation shall remain vested in Voyager. Reseller shall not remove Voyager's copyright notices and other restricted rights legends or notices from the Products and documentation.

          6.4 Unauthorized Use or Copying. Reseller shall not repackage, copy, modify or reproduce the Voyager Products and Services, or applicable

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               documentation in any way, nor shall Reseller permit any third party to do so. Reseller acknowledges that access to Voyager's network or any other networks connected to Voyager's network must comply with the rules appropriate for that other network and that the transmission of any material in violation of any federal or state regulations is prohibited, including, but not limited to, copyright material, material legally judged to be threatening or obscene, material protected by trade secret or material that is otherwise, in the sole discretion of Voyager, deemed to be proprietary, inappropriate or improper such as bulk e-mail messages.

          6.5 Advertising. Any marketing and promotion, including but not limited to radio and television advertisements, billboards, newsletters, direct mail campaigns, and special promotions, shall contain such notices as may be specified by Voyager for approval, prior to use, distribution or disclosure, any advertising, promotion or publicity in which the Voyager Products or Services are described for any reason.

          6.6 End User Pricing. Reseller shall submit to Voyager, for prior written approval, all End User price lists for Voyager Products and Services as outlined in the agreement. Any modifications to the End User Price lists shall be approved in writing by Voyager before Seller incorporates any such price changes.

          6.7 IP Ownership. All IP addresses issued by Voyager for the purpose of supporting Reseller services, shall remain the sole property of Voyager and shall only be provided by Voyager upon request by Reseller and in compliance with Voyager's current IP issuance policies. Upon termination of this agreement, the Reseller shall cease using the Voyager issued IP's at Voyagers request.


     7.   Covenants of Reseller.

          7.1 Covenants. Reseller shall make no representations or warranties on behalf of Voyager. In addition, Reseller shall not sell, transfer, publish, disclose, display or otherwise make available the Voyager Products or Services, or copies thereof, to others except as specifically set forth herein.

          7.2 Indemnification. Reseller agrees to indemnify and hold harmless Voyager, its directors, officers, employees or agents from and against any claim, injury, loss or expense, including attorneys' fees, arising out of (i) the failure of Reseller to comply with the terms of this Agreement,

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               (ii) any misrepresentations of Reseller in connection with
               Voyager or the Products or Services, (iii) any other wrongful conduct of Reseller, its employees, representatives, agents or dealers, or (iv) any interruptions or omission of Service provided by Voyager hereunder.


     8.   Limitation of Liability.

          8.1 Disclaimer of Warranties. THE VOYAGER PRODUCTS AND SERVICES AND APPLICABLE DOCUMENTATION ARE PROVIDED "AS IS". THIS INCLUDES LOSS OF DATA RESULTING FROM DELAYS, NONDELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTION HOWEVER CAUSED. USE OF ANY INFORMATION OBTAINED BY VOYAGER'S NETWORK IS AT END USER'S OWN RISK. VOYAGER SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY FOR THE ACCURACY OR QUALITY OF INFORMATION OBTAINED THROUGH ITS SERVICES. VOYAGER SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO ANY PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT.

          8.2 Limitation. IN NO EVENT SHALL VOYAGER BE LIABLE FOR ANY LOSS OR PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES UNDER ANY CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING FROM MALFUNCTION OR DEFECTS IN THE PRODUCTS OR NON-DELIVERY OF THE PRODUCTS, EVEN IF VOYAGER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          8.3 Amounts Paid. IN NO EVENT SHALL VOYAGER'S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT PAID TO VOYAGER BY RESELLER UNDER THIS AGREEMENT FOR THE PRODUCT OR SERVICE WHICH IS THE SUBJECT OF SUCH A CLAIM

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     9.    Term and Termination.

           9.1 Term. This Agreement shall commence on April 13, 1999 and shall continue for an initial term of three (3) years. Thereafter, this Agreement shall automatically renew for additional one (1) year periods unless terminated by either party within sixty (6) days notice of the expiration date.

           9.2 Termination. This Agreement may be terminated by either party with or without cause given ninety (90) days prior written notices to the other party.

           9.3 Duties Upon Termination. Upon the termination or expiration of this Agreement for any reason: (1) Reseller's rights to promote Voyager Products and Services pursuant to Section 1 shall terminate; (b) Reseller shall promptly return to Voyager all materials provided to Reseller by Voyager hereunder; (c) each party shall promptly prepare an accounting of all sums (if any) due to each other, and each party shall pay the same within fifteen (15) days of receipt of an invoice, (d) Reseller shall promptly return and cease use of all IP addresses issued by Voyager.

10.  Indemnification.

     10.1 Intellectual Property. Voyager shall, at is expense, defend any claim against Reseller that use of the Voyager Products, as provided to Reseller under this Agreement, infringes a United States copyright, trade secret or other intellectual property right of any third party. Voyager shall pay any direct costs and damages attributable to such claim finally awarded by a court of competent jurisdiction against Reseller on such claim. Voyager shall have no liability for any such claim if Reseller is in material breach of this Agreement, or if the claim is based on use of or anything other than an unaltered Product as provided by Voyager, data or hardware, if such infringement would have been avoided by the use of the unaltered Product as provided by Voyager.

     10.2  Cooperation by Reseller.  Voyager shall have no obligations under
           Section 10.1 of this Agreement unless:

           (a) Voyager shall have been promptly notified of the suit or claim by Reseller and furnished by Reseller with a copy of each communication, notice or other action relating to said claim;

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           (b)  Voyager shall have the right to assume sole authority to conduct the litigation or settlement of such a claim or any negotiations related thereto at Voyager's expense; and

           (c) Reseller shall provide reasonable information and assistance requested by Voyager at Reseller's expense in connection with such a claim.

11. Confidentiality. Any specifications, samples, technical information, lists of customers or potential customers or other proprietary business information or data, written, oral or otherwise, disclosed by Voyager to Reseller ("Confidential Information") shall remain the property of Voyager. Reseller agrees to hold all such Confidential Information in strict confidence and not to disclose such Confidential Information to any third party without Voyager's prior written consent. Upon expiration or termination of this Agreement for any reason, Reseller shall destroy all such Confidential Information in Reseller's possession.

12.  General.

     12.1 Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to its conflicts of laws provisions. Jurisdiction for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement, shall be only in a federal or the state court having subject matter jurisdiction located in Lansing, Michigan.

     12.2 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to this subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and any other communications between the parties. This Agreement may not be released, discharged, or modified except by a written amendment signed by both parties.

     12.3 Independent Contractors. It is expressly agreed that Voyager and Reseller are acting hereunder as independent contractors. Under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose.

     12.4 Notice. Any notice required to be given by either party to the other shall be deemed given if in writing and actually delivered or if deposited in the United States mail in registered or certified form with return receipt requested, postage paid, addressed to the last known address of the notified party.

     12.5 Assignment. Neither party hereto may assign this Agreement without the

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           express written consent of the other party hereto, which consent shall not be unreasonably withheld.

     12.6 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

     12.7 Waiver. No waiver by Voyager of any breach of any provisions hereof shall constitute a waiver unless made in writing signed by Voyager.

     IN WITNESS WHEREOF, each part hereto has executed this Agreement by a duly authorized representative as of the date set forth above.


VOYAGER:                                RESELLER:

Voyager Information                     Millennium Digital Media
  Networks, Inc.


By: /s/ Christopher P. Torto            By: /s/ John K. Brooke
   --------------------------------        ------------------------------------
     Christopher P. Torto
     Chief Executive Officer               Title: Chief Operating Officer
                                                 ------------------------------

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                                   EXHIBIT A

          Dial-up Internet Services and Rates for Voyager Owned POPs

This level of service allows Reseller's End Users access into Voyager maintained POPs with additional network and support services.

1.   Wholesale Rate for Voyager Services Provided (listed below):

     .    $12.50 per customer/month (unlimited access) or
     . $6.50 per customer/month (light usage account for 10 hours with each additional hour at 75 cents).

2.   Voyager provided services:

     . Internet Access. Voyager shall provide to each End User transport and routing from the Voyager point of presence ("POP") to the Internet via Voyager's high speed network.
     . Maintenance of POP and Network. Voyager to provide and maintain all POP, telephone circuits and network equipment.
     . Technical Support. Voyager shall provide technical support to End Users provided that the End User's equipment meets the minimum requirements described in Exhibit E attached hereto.
     . E-mail. Voyager shall provide each End User with one primary e-mail account as well as two additional e-mail addresses on Voyager's mail server and global delivery of Internet e-mail.
     . Personal Webspace. Voyager shall provide each End User with 5MB of personal disk space on Voyager's Webserver and access through an FTP account.
     . Billing Support. Voyager shall provide Reseller with access to Voyager's Web based customer database for real-time billing and account information on each End User account.
     . Sales and Marketing Support. Voyager shall provide Reseller with sample literature for use in Reseller's marketing and sales programs.

3.   Reseller provided services:

     . Billing: Reseller shall originate End User Billing and respond to all End User billing questions.
     . Collections/Bad Debt: Reseller shall collect all End User accounts and manage bad debt.
     . Sales and Marketing: Reseller shall perform all sales and marketing related activities.

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                                   EXHIBIT B


 Internet Services and Rates for Reseller Owner Network - Use of Cable Modems
      (Connection to Voyager using Reseller's Infrastructure and Network)


This level of service provides Internet access, email and personal web space services for Reseller End Users using Reseller's own network infrastructure.

1.   Wholesale Rate for Voyager Services Provided:

     . Internet Bandwidth Transport Fee - See Exhibit D for detailed schedule of charges.
     .    Plus:  $6.00 per Customer

2.   Voyager provided services:

     . Internet Access: Voyager shall provide to each End User transport and routing from the Voyager network operating center ("NOC") to the Internet via Voyager's high speed network.
     . Maintenance of Voyager Network - Voyager to provide and maintain all Voyager owned network circuits and equipment.
     . Technical Support. Voyager shall provide technical support related to Voyager's network, email and personal web space services. Support shall also be provided for Cable Modem customers for Cable Modem TCP/IP configurations, IP conventions, and e-mail problems. Voyager shall issue trouble tickets immediately to Reseller's Data Support staff upon unsuccessful resolution of any call. A weekly summary report shall be provided to Reseller of all transactions either successfully resolved or forwarded for Reseller field resolution. Voyager shall provide and maintain the appropriate number of dedicated 800/888 inbound phone lines to handle Cable Modem inbound call volume.
     . E-mail. Voyager shall provide each End User with one primary e-mail account as well as two additional e-mail addresses on Voyager's mail server and global deliver of Internet e-mail.
     . Personal Webspace. Voyager shall provide each End User with 5MB of personal disk space on Voyager's Webserver and access through an FTP account.
     . Billing Support. Voyager shall provide Reseller with access to Voyager's Web based customer database for real-time billing and account information on each End User account.
     . IP Addresses. Voyager shall provide valid Internic Registered IP addresses for all Reseller modems, servers, and routers.

3.   Reseller provided services:

     . Reseller Network - Reseller to provide and maintain the Reseller network.
     . Transport to Voyager NOC - Reseller to provide for transport and routing from Reseller network to Voyager NOC.
     . Technical Support - Reseller to provide all technical support related to the Reseller network and all equipment (i.e. cable modems, etc.).
     . Billing: Reseller shall originate End User billing and respond to all End User billing questions.
     . Collections/Bad Debt: Reseller shall collect all End User accounts and manage bad debt.
     . Sales and Marketing: Reseller shall perform all sales and marketing related activities.

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                                   EXHIBIT C

           Internet Services and Rates for Dedicated Internet Access


Voyager shall provide Reseller a shared or dedicated connection(s) to the Internet through Voyager's high-speed network from Voyager's office located at 4660 S. Hagadorn Road, Ste. 320, East Lansing, Michigan 48823.

1.   Dedicated Connection - Internet Access and Usage Rates

     Port Install Charge (one-time setup):         $250
     Port Charge (Monthly):                 $375 per Mb
     Bandwidth Usage Charge (Monthly):      $1.50 per kilobit (See calculation
                                            below)

     Bandwidth Usage Rate Calculation for sustained usage (sustained usage is measured by samples taken every 5 minutes). The highest maximum and average values are added together and divided by two. The sustained usage in kilobits is then multiplied by our kilobit rate of $1.50 per kilobit:

     Charge = [(max + average) sustained usage in kilobits] x $1.50
               ______________
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3.   Equipment Requirement for Dedicated Access

     Dedicated access to Voyager network will require, at a minimum, the following hardware and software at any premises where access is required:

     . A Cisco 2500 series or greater router with an IP feature set and a comparable (current) version of Cisco IOS:
     . Two CSUs approved by Voyager for the lease line connection (one CSU for each end of the circuit);
     .    A V.35 cable to connect the router to the CSU;
     . A connection to a standard analog voice telephone line for out of band management of the router (optional);
     . A standard V.35 analog modem for out of band management of the router (optional);
     . A standard Voyager approved transceiver to interconnect the router to the customer's LAN/WAN.

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                                   EXHIBIT D

             End User Equipment Requirements for Dial-up Accounts

For dial-in access to a Voyager maintained POP, End Users will require, at a minimum, the following hardware and software:

 .    PC with Intel 486 (or equivalent) processor or Macintosh Classic 2 or newer computer with at least 8 MB of memory (16 MB is recommended);

 .    Modem fully compliant with V. 32/42 bis and/or V.34 standards (NOTE:
     Modems drive by software emulation of these standards will not work);

 .    A serial card with a 16550 UART chip;

 .    Microsoft Windows 3.1 or higher or System 7;

 .    Connection to a standard analog voice telephone line; and

 .    Internet browser (Voyager to supply software if customer does not have browser).

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